EXHIBIT 5.1

Law Offices of Joseph L. Pittera

1308 Sartori Avenue

Suite 109

Torrance, California 90501

Telephone (310) 328-3588

Facsimile (310) 328-3063

E-mail: jpitteralaw@gmail.com

March 18, 2015

Blackhawk USA, Inc.

26632 Towne Centre Dr.

Suite 300

Foothill Ranch, CA 92610

Ladies and Gentlemen:

We have acted as counsel to Blackhawk USA, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”) relating to an aggregate of 5,000,000 shares of the Company’s Common Stock, $ .001 par value per share, to be offered pursuant to the Registration Statement.

In our opinion, the shares to be offered pursuant to the Registration Statement have been duly authorized and when sold and issued in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus. The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/S/ Joseph Pittera

Joseph Pittera